Exhibit 99.1

Enabling the Hyper-Connected World

Q1 2021

Shareholder Report

Q1 2021 Shareholder Report

Contents

03	Shareholder Report

04	Accelerated Broadband Connections for Work, Education, Healthcare and Entertainment

05	Transformational Initiatives

06	Intellectual Property / Portfolio / Customer Expansion

07	New Customers, New Opportunities

08	Technology and Market Dynamics

13	DZS Cloud Differentiation

14	Capitalizing on Chinese Supplier Security Concerns

15	Leveraging Rural Broadband Subsidy Programs

15	Supply Chain and Manufacturing

16	People Spotlight

17	Inaugural Horizon21 Analyst & Investor Day

18	First Quarter Financial Results

23	Balance Sheet Highlights

23	Second Quarter 2021 and Full Year 2021 Guidance

25	Summary

26	Conference Call and Details

26	Investor Inquiries

27	About DZS

27	Forward-Looking Statements

27	Use of Non-GAAP Financial Information

30	Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

31	Unaudited Condensed Consolidated Balance Sheets

32	Unaudited Reconciliation of GAAP to Non-GAAP Results

33	Unaudited Reconciliation of GAAP to Non-GAAP Guidance

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Q1 2021 Shareholder Report

Monday, May 3, 2021

DZS Shareholders,

We are pleased to share our market, business, and financial shareholder report for the first quarter of 2021. In this report, we share our first quarter 2021 financial results as well as insights and performance spanning our global business, trends driving our market, transformative initiatives, and our outlook for the remainder of 2021.

The first quarter of 2021 was a strong start to the year. Demand was robust as we delivered record orders, driving our highest ever backlog of $106 million compared with $71 million in the fourth quarter of 2020, a 49% sequential increase.

Our mobile edge transport and broadband connectivity solutions delivered quarterly revenue of $81.0 million for the first quarter of 2021, compared with $47.5 million in the first quarter of 2020, representing a 70.7% year-over-year increase. With a strategic focus on growing North America and Europe, Middle East and Africa (EMEA) revenue, Q1 delivered exceptionally strong orders from North America and EMEA. From a revenue perspective, Americas (North and Latin America) and EMEA represented 24.9% and 22.1% respectfully with Asia delivering 53.0% of Q1’s geographic revenue mix. Our more balanced geographic mix delivered strong results with our fixed broadband connectivity portfolio delivering 71.9% of the revenue mix and our mobile solutions representing 28.1% of total revenue. Growth in mobile revenue was exceptionally strong in Q1, increasing 635% year-over-year to $22.8 million.

Quarterly Revenues (amounts in millions)	Annual Revenues (amounts in millions)

*2021 Annual Revenue reflects the mid-point of guidance as of May 3, 2021.

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Q1 2021 Shareholder Report

We experienced an increase in broadband connectivity order flow and revenue spanning North America and EMEA during the first quarter of 2021, and a significant increase in order and revenue across all regions year-over-year. In North America, order growth exceeded 100% year-over-year as certain customers in the North American market have been accelerating activity related to government sponsored broadband funding to expand and enhance their access networks. These orders support increasing broadband services demand and growth in internet traffic as the result of a shift towards telecommuting, distance learning, sports gaming and telehealth. Equally important as we strive to further diversify our geographic revenue footprint, orders from EMEA increased nearly 60% year-over-year led by our fixed fiber access portfolio while demand in Asia remained strong for both mobile transport and fixed broadband connectivity solutions, with orders up 163% relative to the same period of 2020. Our Q1 orders in North America, Latin America, and EMEA combined to increase 77% year-over-year and were led by our fixed fiber broadband connectivity portfolio. North America, Latin America, and EMEA collectively represented greater than 50% of total orders in the first quarter of 2021.

North America, Latin America, and EMEA collectively represented greater than 50% of total orders in the first quarter of 2021.
Accelerated Broadband Connections for Work, Education, Healthcare and Entertainment

With innovative cutting-edge technology spanning wireless and wireline solutions, global supply chain partnerships, services supporting customers in more than 100 countries, and a strengthened balance sheet, DZS is well-positioned for a world transformed by COVID in which broadband connectivity has become a necessary lifeline for work, learning, and play.

Our investment thesis and our go-to-market strategy are gaining traction and momentum and are validated with new customer wins and bookings. Building on our mobile-edge transport and broadband connectivity business throughout Asia, during the first quarter of 2021 DZS delivered record orders across North America and the EMEA regions as service providers continued to upgrade and expand their 5G and fixed broadband networks.

...during the first quarter of 2021 DZS delivered record orders across North America and the EMEA regions as service providers continued to upgrade and expand their 5G and fixed broadband networks.

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Q1 2021 Shareholder Report

Transformational Initiatives

DZS took steps in the beginning of 2021 to improve its balance sheet and position itself for strategic investments. On Jan. 29, the company raised $64.4 million in gross proceeds via a successful equity offering. These proceeds provided DZS with the financial flexibility to pay down approximately $41.8 million in short- and long-term debt and to make a series of strategic investments.

In the first quarter of 2021, DZS acquired two technology companies which are part of a broader growth playbook to expand our product portfolio, increase our gross margins, enhance engineering expertise, and create incremental opportunities in North America, EMEA, Latin America, India, and beyond.

On Feb. 5, DZS acquired coherent optics innovator Optelian. This acquisition introduced the “O-Series” to the DZS portfolio of carrier grade optical networking products with 100 gigabits per second (Gig) and above capability, expanding our branded DZS Chronos and DZS Velocity portfolios by providing environmentally hardened, high capacity, and flexible solutions at the network edge. O-series products feature advanced designs supporting remote and far edge deployment scenarios. As 5G and 10 Gig services proliferate around the world, the DZS environmentally hardened coherent optical solutions provide cost effective carrier grade transport options for service providers globally.

In the first quarter of

2021, DZS acquired

two technology

companies which

are part of a broader

growth playbook to

expand our product

portfolio, increase

our gross margins,

enhance engineering

expertise, and

create incremental

opportunities in

North America, EMEA,

Latin America, India,

and beyond.

On Mar. 3, DZS acquired software defined orchestration, automation and network slicing provider RIFT. This acquisition provided DZS with a carrier-grade software platform that simplifies the deployment of any slice, service or application on any cloud, and formed the foundation for the launch of DZS Cloud. This acquisition builds upon the 20 million mobile and fixed broadband products DZS has deployed in more than 100 countries, providing a powerful platform for the new DZS Cloud portfolio, with end-to-end intelligence for software orchestration, network slicing and automation, advanced data analytics, and service management.

The introduction of DZS Cloud accelerates our vision and strategy to balance hardware, software and service solutions. While we expect our software revenue as a percentage of our total

The introduction of DZS Cloud accelerates our vision and strategy to balance hardware, software and service solutions.

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Q1 2021 Shareholder Report

portfolio mix to become more meaningful over time, especially relative to company financials, the investment aligns with the company’s stated vision and strategy to innovate and lead in open, disaggregated and software defined network architectures.

In addition to these two acquisitions, DZS continued to innovate across its mobile-edge transport and broadband connectivity solutions in the first quarter of 2021 by introducing sdNOS, a modern SDN-enabled network operating system that will unify the DZS fiber access and mobile xHaul solutions under a common management platform. Spanning both DZS Chronos and Velocity portfolios, sdNOS allows a full array of fixed broadband and mobile xHaul solutions to be leveraged for virtually any service provider requirement from regional datacenter to head-end, central office or edge cloud sites to the edge of the network.

Intellectual Property / Portfolio / Customer Expansion

We began 2021 by continuing to execute our vision and game plan centered around innovation and business and operations excellence designed to deliver sustained, profitable, and increasing revenue growth. The February acquisition of Optelian delivered R&D expertise in coherent optics and mobile xHaul solutions. The former Optelian engineering team has provided valuable enhancements to our mobile transport vision and roadmap. In addition, O-series products are already deployed at service providers such as AT&T, LUMEN, and Windstream, adding these marquee companies and reference accounts to the DZS customer base. DZS is now globalizing the O-series portfolio via required homologation processes so it can be sold to the rest of the world.

With the acquisition of RIFT in March, DZS acquired an experienced software engineering team with expertise in SDN, NFV, network orchestration, automation, and analytics. Shortly after the acquisition, we announced that TELUS has selected our new DZS Cloud for Network Service Orchestration, Slice Management, and Software Automation. We believe TELUS will be a strong and highly respected anchor customer, and we are encouraged with the state of our DZS Cloud engagements with several other service providers throughout the world.

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Q1 2021 Shareholder Report

New Customers, New Opportunities

Building on our mobile transport and broadband connectivity momentum, our market-leading Open RAN 5G, FTTx PON, and cloud-native software solutions delivered encouraging results in Q1 2021.

The DZS Cloud and O-series portfolios were designed for large scale Tier I service providers. The DZS customer footprint now includes 12 of the top 25 wireline and wireless telecommunications service providers throughout the world measured by 2020 revenues. New additions to our customer base of top 25 service providers included TELUS, AT&T, and LUMEN, as well as major North America service provider Windstream. At the end of Q1, Tier I service providers represented in excess of 50% of total revenue.

Overall, DZS added 24 new customers in Q1 2021, with North America and EMEA experiencing the strongest customer growth, demonstrating traction towards our goal of diversifying our geographic mix.

The DZS customer footprint now includes 12 of the top 25 wireline and wireless telecommunications service providers throughout the world measured by 2020 revenues.

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Q1 2021 Shareholder Report

Technology and Market Dynamics

Our global product rationalization and research & development alignment associated with our mobile transport, fixed broadband, connected premises, and cloud software technology pillars is complete. We have now formally branded each individual solutions portfolio aligned with each of these four pillars:

●    Orchestration, Automation, and Analytics → DZS Cloud portfolio

●    Mobile Transport → DZS Chronos portfolio

●    Broadband Access → DZS Velocity portfolio

●    Customer Premises → DZS Helix portfolio

Our global product rationalization and research & development alignment associated with our mobile transport, fixed broadband, connected premises, and cloud software technology pillars is complete.

We believe these portfolios are well aligned with the secular industry trends and opportunities impacting the communications services market today and have been architected to have the agility and flexibility to adapt and thrive during market disruptions.

The market dynamics of the Covid-19 pandemic have been difficult to predict. Despite the economic hardships that impacted many industries, broadband connectivity experienced extraordinary demand for telecommuting, distance learning, gaming, telehealth, streaming video, and entertainment. We believe that these shifts are not temporary and will continue to fundamentally change the way people and businesses connect and communicate in the future.

We believe that these shifts (Covid-19) are not temporary and will continue to fundamentally change the way people and businesses connect and communicate in the future.

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Q1 2021 Shareholder Report

Our outlook is supported by the latest Fiber and Copper Access Equipment Forecast published by Omdia in February 2021. In this report, Omdia projects year-over-year revenue growth for wireline broadband access equipment every year starting at yearend 2021. Additionally, Omdia has increased their total wireline broadband access equipment revenue forecast for 2025 by 30% over their previous forecast from July of 2020.

Wireline broadband access equipment revenue – PON + P2P + DSL/Gfast: this year’s forecast vs. previous forecast (published Jul 2020)

Omdia projects year-over-year revenue growth for wireline broadband access equipment every year starting at year-end 2021.

Source – Omdia, Fiber and Copper Access Equipment Forecast, February 2021, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

According to this same Omdia forecast, the majority of this revenue growth will be derived by fiber-based Passive Optical Network (PON) technologies, forecast to grow at a 10% annual CAGR from 2020 through 2026. The PON market is an area of strength for DZS, who is already among the leaders in PON technologies globally both in market share and innovation.

Global PON, P2P, and xDSL/Gfast access equipment revenue

Source – Omdia, Fiber and Copper Access Equipment Forecast, February 2021, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

Omdia projects a rapid shift to next-generation PON technology. By year-end 2022 according to the Fiber and Copper Access Equipment Forecast published by Omdia in February 2021, the emerging 10G+ XGS-PON and 10G EPON will represent over half of PON revenues. Next-gen PON equipment revenues are forecasted to grow at a 36.2% CAGR from 2020-2026.

The PON market is an area of strength for DZS, who is already among the leaders in PON technologies globally both in market share and innovation.

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Q1 2021 Shareholder Report

PON equipment revenue forecast by next-gen vs. non-next-gen

Source – Omdia, Fiber and Copper Access Equipment Forecast, February 2021, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

According to the Omdia February 2021 Fiber and Copper Access Equipment Forecast, Asia (excluding China) leads the PON growth pace and outlook through 2026 with 19.4% CAGR, followed by EMEA with 11.7% growth, and the Americas with 8% growth. With Asia representing 53.0% of total revenue in the first quarter of 2021, we are well positioned to participate in Asia’s elevated growth potential.

PON equipment revenue by region/country

Source – Omdia, Fiber and Copper Access Equipment Forecast, February 2021, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

As noted above, DZS expanded and enhanced its mobile and optical transport portfolio and introduced DZS Cloud in Q1 2021. The introduction of the O-series product family enables a broader mobile transport portfolio which includes coherent optics for higher capacity (100+ Gbps) and longer reach mobile transport applications designed for emerging 5G network requirements. With the rise of 5G-based networks, extreme low latency and high-performance synchronization is required.

The introduction of

the O-series product

family enables a

broader mobile

transport portfolio
which includes

coherent optics

for higher capacity
(100+ Gbps) and
longer reach mobile
transport applications
designed for
emerging 5G network
requirements.

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Q1 2021 Shareholder Report

The forecast for mobile backhaul equipment continues to grow. Fiberbased solutions, such as WDM, IP Edge Routers, and PON solutions are part of the DZS transport portfolio. The graph below shows Omdia’s revenue forecast from its Macrocell Mobile Backhaul Equipment Market Tracker 2H20 Database for these technologies through 2024.

Mobile Backhaul Equipment Revenues by Select Technologies

Source – Omdia, Macrocell Mobile Backhaul Equipment Market Tracker 2H20 Database, Market size in terms of revenue, December 2020, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

Complementary to backhaul, and specific to 5G technology rollout, the forecast for mobile fronthaul equipment has an even faster ramp as 5G technology proliferates. Below is the forecast outlook by Omdia from its Mobile Fronthaul Equipment Market Report – 2020 through 2024.

Mobile Fronthaul Equipment Revenues by Select Technologies

Source – Omdia, Mobile Fronthaul Equipment Market Report, Market size in terms of revenue, July 2020, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

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Q1 2021 Shareholder Report

DZS Cloud accelerates our software capabilities specifically in the areas of network orchestration, application slicing, automation, analytics, and service assurance. Communications service providers are implementing software defined networking (SDN) and network functions virtualization (NFV) architectures to reduce reliance on proprietary systems and hardware, which increase service agility, flexibility, and deployment of new network services while lowering costs. Below is a summary from Omdia’s Carrier SDN Worldwide and Regional Market Size and Forecast illustrating the SDN Orchestration & Controller market revenue forecast through 2024. This segmentation data is closely aligned with services enabled by DZS Cloud. The data represents an encouraging growth forecast across all regions through 2024 with a 31.6% CAGR for the period between 2019 and 2024.

SDN Orchestration & Controller Market Revenue Forecast

Source – Omdia, Carrier SDN Worldwide and Regional Market Size and Forecast, November 2020, Market size in terms of revenue for Orchestration & Controller software, Results are not an endorsement of DZS. Any reliance on these results is at the third-party’s own risk.

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Q1 2021 Shareholder Report

DZS Cloud Differentiation

DZS Cloud is designed to eliminate vendor lock-in through multi-domain orchestration of any use case across any cloud at any site. It increases service provider flexibility to deploy individual network elements from a variety of vendors, expanding their network configuration options. As a carrier-grade orchestration and automation software platform, DZS Cloud simplifies the design, delivery, and life cycle automation of virtual services, applications, and networks with scale. This allows the service provider to turn up and down intelligent, self-managing services when and how they are needed. An architectural diagram that summarizes DZS Cloud functions, interfaces, and direction is provided below:

DZS Cloud encompasses and complements the entirety of our mobile edge and broadband access addressable markets with the ability to manage multi-vendor virtual applications to create value-added, end-to-end services. The diagram below illustrates a converged network architecture that includes a full range of DZS products (Note - Icons colored blue or labeled with the DZS logo represent potential DZS equipment locations):

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Q1 2021 Shareholder Report

DZS Cloud benefits mobile and fixed broadband access networks through network functions that are designed into the cloud in a container-based architecture.

When TELUS selected DZS Cloud for network service orchestration, slice management, and software automation, the key use cases were the acceleration of their 5G network and digital transformation. DZS Cloud will enable TELUS to deliver agile and automated life cycle management of virtual applications and services, unlock operational cost savings, and decrease churn and time-to-market. These advancements are achieved by reducing manual application management across TELUS data clouds, including end-to-end network service orchestration with slice management functions and software automation designed to accelerate and manage digital transformation across 5G and broadband services.

DZS Cloud will enable TELUS to deliver agile and automated life cycle management of virtual applications and services, unlock operational cost savings, and decrease churn and time-to-market.
Capitalizing on Chinese Supplier Security Concerns

Chinese supplier security concerns continue to create opportunities for DZS. The number of countries that have banned or cancelled projects is growing, with several countries (Canada, Sweden, Romania, Latvia, Estonia, Poland, and Taiwan joining the United States, United Kingdom, Australia, Finland, Japan, and India) to either discourage or outright ban Huawei equipment deployments. Formal reimbursement programs for replacing Chinese equipment suppliers are underway in the U.S. and the U.K. as well. DZS is experiencing heightened interest spanning many countries and has booked new business as a direct result of Huawei cap & grow or replacement initiatives.

Source: New Statesman (NS Tech) and DZS analysis

DZS is experiencing heightened interest spanning many countries and has booked new business as a direct result of Huawei cap & grow or replacement initiatives.

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Q1 2021 Shareholder Report

Leveraging Rural Broadband Subsidy Programs

As discussed in prior shareholder reports, DZS is well positioned to benefit from government spending initiatives worldwide targeting broadband access networks such as the Rural Development Opportunity Fund (RDOF). As a result of RDOF, customer engagement activity is increasing. Certain customers that were RDOF recipients from the first phase of this program are no longer waiting for final government agency approvals and are moving forward with investment initiatives. We anticipate RDOF order flow to continue throughout 2021 and into 2022.

Incremental to the RDOF opportunity, President Biden’s recently proposed infrastructure plan, which allocates $100 billion to connect Americans to affordable, high-speed broadband, presents a significant potential opportunity (if signed into law) for DZS to work with both wireless and wireline communications service providers as they seek to bridge the digital divide and connect the more than 30 million people who are still lacking high-speed internet connections across the country. This plan is timely and important, as the COVID-19 pandemic has highlighted not only how essential broadband access is to the roughly 10% of American households that still do not have access to it, but the hundreds of millions of households around the world on the wrong side of the digital divide.

Supply Chain and Manufacturing

The global supply chain remains compressed with both COVID related constraints as well as unprecedented global demand for semiconductors. DZS continues to successfully navigate these challenges, leveraging strong customer relationships and a robust ecosystem of supply chain partners to maintain or exceed our delivery commitments with limited disruptions due to logistics, component availability, or manufacturing delays. While we are pleased with our supply chain management to date, we remain cautious that supply chain headwinds will continue to challenge the industry for the remainder of 2021.

As part of our product rationalization and global supply chain initiatives, we are consolidating our Hanover, Germany manufacturing facility with the goal of reducing manufacturing costs, improving product margins, and ultimately delivering cost synergies that were previously not realized. We anticipate that this planned activity will be completed in the second half of 2021, and we expect this initiative to streamline supply chain costs while maintaining an excellent customer experience.

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Q1 2021 Shareholder Report

People Spotlight

Investing in our sales and engineering human capital has been a key initiative over the past three quarters. As part of our efforts to strengthen our global reach across EMEA and North America and our investment in DZS Cloud, DZS named Erwin Trautmann as Vice President of EMEA Sales; Kevin Driscoll as Vice President of North America Major Accounts; and Noel Charath as Senior Vice President of DZS Cloud.

Mr. Trautmann brings deep experience in mobile, broadband access, and the cloud to the company. A proven technology sales and business development leader with three decades of experience in EMEA, he oversees revenue growth spanning the company’s market-leading broadband access, mobile transport, network orchestration & software automation, and fiber-based enterprise solutions. He is based in Frankfurt, Germany, reporting to Jay Hilbert, Executive Vice President of Americas, Europe, Middle East and Africa (AEMEA) Sales.

Mr. Trautmann joins DZS from Casa Systems, where he led EMEA sales for the past four years, forging strategic and trusted relationships with marquee service providers and partners across the region serving the emerging technology spectrum including 5G, Open RAN, vBNG, vOLT, small cell/femto, and vCCAP. He has spent his professional career serving EMEA service providers, representing market-leading technology companies such as Broadsoft/Cisco, Redback Networks/Ericsson, Hitachi, and Hughes. He received an honorary Master’s degree from the University of St. Gallen.

Erwin Trautmann,

Vice President of Europe,

Middle East, and Africa

(EMEA) Sales

Mr. Driscoll is playing a key role strengthening the company’s focus on Tier I service provider alignment across North America, overseeing DZS sales initiatives focused on mobile transport, fixed broadband, connected premises, and network orchestration and cloud-native automation domains. He brings a wealth of experience to this new role, coming from sales leadership positions at Fujitsu, Ribbon Communications, and Tellabs. Most recently, he acted as Senior Vice President of Packet and Optical Sales, Americas for Ribbon Communications, where he led the packet and optical solutions team in the U.S., Canada, and CALA, including the introduction of new cloud and edge solutions to regional operators. At Fujitsu Network Communications, Driscoll held several executive roles, including Vice President of Sales North America and Vice President of MSO Sales. Before that, he held leadership positions with Tellabs Operations, Inc., and The United States Army. He holds a BS in Computer Science from the United States Military Academy at West Point.

Kevin Driscoll,

Vice President of North

America Major Accounts

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Q1 2021 Shareholder Report

Mr. Charath joined DZS in March 2021 through the acquisition of network orchestration and software automation innovator RIFT. He has nearly 20 years of support and service delivery experience with enterprise and carrier customers. At RIFT, Noel was responsible for services delivery of the RIFT.ware open source and commercial product portfolio, including professional services. Prior to RIFT, he served as the Director of Services of Starent Networks, where he managed customer support and professional services globally. With the acquisition of Starent by Cisco, Noel expanded his responsibilities to direct services delivery for North American carrier customers.

Noel Charath,

Senior Vice President

of DZS Cloud

Inaugural Horizons21 Investor & Analyst Day

DZS is pleased to hold our first inaugural Horizons21 Investor & Analyst Day (May 13, 9am CT – 12pm CT), a global virtual event that will provide investors an in-depth view of the management team’s vision and innovation focus, as well as share insights on market trends, core DZS platforms and product portfolios, the financial outlook, and insights from key customers and industry luminaries. Current and prospective investors, industry and financial analysts, media, customers, and eco-system partners are invited to learn about the ideas, technologies, and trends shaping DZS and how DZS products, solutions, software, and services are contributing to DZS current business performance and prospects.

Line-up Includes:

●       Charlie Vogt, President & CEO

“Playing Long Ball – Mission, Vision, and Momentum”

●       Charlie Vogt with Matt Bross (DZS Board Member, Former CTO BT and Huawei)

“Inside Baseball Chat with Hall-of-Famer Matt Bross”

●       Andrew Bender, CTO

“Market Scouting Report”

●       Customer Perspectives (Speakers TBA)

“Fan Perspective—Customer Testimonial”

●       Miguel Alonso, VP Global Product Line Management

“A Powerful Line-up – Portfolio & Innovation Roadmap”

●      Tom Cancro, CFO

“Moneyball – Financial Results & Outlook”

●      Post-Game Q&A with Management – Charlie Vogt (CEO), Tom Cancro (CFO), Andrew Bender (CTO), Miguel Alonso (VP PLM)

A series of “Fan Perspectives” will also be shared by a variety of service providers from across the industry and around the world. We highly encourage shareholders, analysts, suppliers, and customers to join us at this virtual event for insights into DZS innovations, opportunities, and insights.

Please visit here to register.

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Q1 2021 Shareholder Report

First Quarter Financial Results

	Three Months Ended
	March 31,	December 31,	March 31,
Key Financial Results	2021	2020	2020
	($ in millions, except per share amounts)
Net revenue	$81.0	$88.7	$47.5
GAAP Net income (loss)	(23.2)	(14.0)	(8.8)
Non-GAAP Net income (loss)(1)	2.5	(1.2)	(5.4)
GAAP Net income (loss) per share	(0.92)	(0.65)	(0.41)
Adjusted Net income (loss) per share(1)	0.10	(0.06)	(0.25)
Adjusted EBITDA(1)	3.6	0.4	(4.8)
Cash, cash equivalents and restricted cash	63.7	54.4	35.7

Quarterly data may not sum to full year data due to rounding.

(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter,

Building on a strong second half of 2020, DZS delivered its third consecutive strong quarter with revenue of $81.0 million, exceeding the high-end of our $70-75 million guidance range and increasing 70.7% year-over-year. Mobile transport continues to perform well while we are seeing a noticeable increase in broadband connectivity in the Americas (North America and CALA) and in the EMEA regions. During the first quarter, we recognized two customers that each represented 10% or greater of total revenue. New design wins, strong demand from Tier I customers, favorable geographic mix, improved supply chain cost management, and overall spend management discipline resulted in an adjusted gross profit margin of 35.0%—the highest since the first quarter of 2018 and adjusted EBITDA of $3.6 million, an $8.4 million improvement compared to Q1 2020.

DZS Mobile Transport and Fixed Broadband Both Drive Q1 2021 Revenue Growth

Revenue by Customer Segment

(amounts in millions)

Building on a

strong second

half of 2020,

DZS delivered its

third consecutive

strong quarter

with revenue of

$81.0 million,

exceeding the

high-end of our

$70-75 million

guidance range

and increasing

70.7% year-

over-year

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Q1 2021 Shareholder Report

Revenue Mix by Geographic Region

(amounts in millions)

Sales to customers in Asia continue to represent our largest region, representing approximately 53.0% of revenue in the first quarter of 2021, or $42.9 million. Revenue from the region reflected continued momentum in South Korea, Japan, Vietnam, and Taiwan for our next generation mobile edge access transport and fixed broadband access solutions. By comparison, revenue from customers in Asia was $24.5 million in the first quarter of 2020 and $53.7 million in the fourth quarter of 2020. The sequential delta was the result of seasonality including project timing of various mobile transport and fixed broadband projects and deployment schedules. The year-over-year increase was the result of new design wins, project activity, and the early onset of the COVID pandemic in Asia.

Sales to customers in the Americas region were $20.2 million in the first quarter of 2021, representing 24.9% of revenue, an increase of 72.4% from $11.7 million in the first quarter of 2020. Revenue increased 11.1% from $18.2 million in the seasonally strong fourth quarter of 2020. The Americas region is benefiting from a noticeable increase in activity related to a new go-to-market strategy, sales personnel enhancements, and various government sponsored broadband access spending initiatives, including RDOF, helping to drive demand for fiber access products.

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Q1 2021 Shareholder Report

Sales to customers in the EMEA region were $17.9 million, or 22.1% of total revenue in the first quarter of 2021, an increase of 6.4% from $16.8 million in the fourth quarter of 2020 and an increase of 58.0% compared with $11.3 million in the first quarter of 2020. The increase in both periods was the result of a shift towards fiber-based broadband solutions as well as increased spending initiatives by customers in the Middle East region.	Sales to customers in the EMEA region were $17.9 million, or 22.1% of total revenue in the first quarter of 2021, an increase of 6.4%

5G, IOT, and fixed broadband connectivity demand continues to exceed the availability of supply across the industry. For DZS, due to its strengthened relationships with key semiconductor suppliers and strong execution, our supply chain and operations team continues to successfully manage a constrained supply chain that has resulted in elongated lead times. Adjusted gross margin for the first quarter of 2021, which excludes depreciation and amortization, and stock-based compensation was 35.0%. We achieved our highest level for adjusted gross margin since the first quarter of 2018 as the initial impacts of our corporate optimization and streamlining efforts are flowing through to our financial results and are inclusive of favorable geographic, customer, and product mix.

During the quarter, we made the strategic decision to streamline our supply chain by initiating the consolidation of our manufacturing facilities. We anticipate completing the product manufacturing transition from our Hanover, Germany facility to a more cost-effective contract manufacturing model designed to deliver improved margins and profitability in the second half of 2021 and into 2022. Our existing Hanover, Germany location is in the process of transitioning to a sales, service, and R&D facility, and we anticipate that transition to be completed in the second half of 2021.

We achieved our

highest level for

adjusted gross

margin since the first

quarter of 2018 as

the initial impacts

of our corporate

optimization and

streamlining efforts

are flowing through

to our financial

results and are

inclusive of favorable

geographic,

customer, and

product mix

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Q1 2021 Shareholder Report

GAAP operating expense was $51.2 million, compared to $37.6 million in the fourth quarter of 2020 and $23.6 million in the first quarter of 2020. GAAP operating expense during the first quarter of 2021 was impacted by a $6.3 million restructuring charge associated with the planned shutdown of our manufacturing operations in Hanover, Germany and a $14.2 million increase in bad debt expense for a large-scale, multi-year broadband connectivity project with a government entity in India that began in 2016 and was completed in 2018. Revenue was recognized between 2017-2019 with approximately 70% of the total multi-year project collected. During the fourth quarter of 2020, our GAAP operating expenses were adversely impacted by a $3.1 million reserve for bad debt expense for that same Indian government project. Based on recent government related developments in India which surfaced in Q1 2021, we have reserved the remaining $14.2 million. Despite this non-cash increase in bad debt expense, we will continue to aggressively pursue the entire outstanding balance, including legal action if required. Additionally, we recorded a $1.7 million impairment of assets in the first quarter as we continue to reduce our fixed cost footprint by consolidating U.S. non-manufacturing roles into our new headquarters facility in Plano, TX. During the quarter, we completed the new office space for our new headquarters facility, including a new Center of Excellence and world-class engineering lab.

Adjusted operating expense, which excludes depreciation and amortization, stock-based compensation, executive transition costs, bad debt expense, headquarters relocation costs, intangible asset impairment, acquisition costs, and restructuring costs was $25.7 million compared with $25.2 million in the fourth quarter of 2020 and $22.0 million in the first quarter of 2020. The increase on both a sequential and year-over-year basis was the result of higher sales commissions due to better-than-expected sales volumes during the first quarter of 2021 in addition to strategic hiring decisions across sales, product, and research & development in the second half of 2020 and into the first quarter of 2021 with the intent to accelerate growth and capture market share. Additionally, adjusted operating expenses were modestly higher than initially projected due to the acquisitions of Optelian and RIFT.

Adjusted operating income was $2.6 million or 3.2% of sales which compares with $4.2 million, or 4.7% of sales, in the fourth quarter of 2020 and an operating loss of ($5.6) million in the first quarter of 2020. The sequential decline was the result of lower sales volumes combined with higher operating expenses, partially offset by an improved gross profit margin. The increase compared with the first quarter of 2020 was

21

Q1 2021 Shareholder Report

due to the significant increase in year-over-year sales volumes combined with the improved gross profit margin and partially offset by the increase in adjusted operating expenses.

Our GAAP net loss was ($23.2) million, or ($0.92) loss per diluted share. This compares to a GAAP net loss of ($14.0) million, or ($0.65) per share, in the fourth quarter of 2020 and a loss of ($8.8) million, or ($0.41) per share, in the first quarter of 2020.

After removing depreciation and amortization, stock-based compensation, executive transition costs, bad debt expense, headquarters relocation costs, asset impairment, acquisition costs, restructuring costs, and a loss on debt repayment, we recognized an adjusted net income in the first quarter of 2021 of $2.5 million, or $0.10 per share. By comparison, we recognized an adjusted net loss of ($1.2) million, or ($0.06) per share, in the fourth quarter of 2020 and an adjusted net loss of ($5.4) million, or ($0.25) per share in the first quarter of 2020. During the fourth quarter of 2020, we also recognized ($3.7) million of realized and unrealized foreign currency exchange losses largely in connection with our Korean Won denominated shareholder loans. Our shareholder loans were repaid in February 2021, and the majority of the remaining debt was repaid by March 31, 2021.

Adjusted EBITDA for the first quarter of 2021 was $3.6 million, or 4.4% of revenue. This compares to an adjusted EBITDA of $0.4 million in the prior quarter and an adjusted EBITDA loss of ($4.8) million in the first quarter of 2020. Adjusted EBITDA during the first quarter of 2021 included $1.0 million of realized and unrealized foreign currency exchange benefit largely in connection with our now repaid Korean Won denominated shareholder loans.

...we recognized an

adjusted net income

in the first quarter of

2021 of $2.5 million,

or $0.10 per share.

By comparison,

we recognized an

adjusted net loss

of ($1.2) million, or

($0.06) per share,

in the fourth quarter

of 2020

Our shareholder

loans were repaid in

February 2021, and

the majority of the

remaining debt

was repaid by

March 31, 2021.

22

Q1 2021 Shareholder Report

Balance Sheet Highlights

	March 31,		June 30,		September 30,		December 31,		March 31,
($ in millions)	2020		2020		2020		2020		2021
Cash, cash equivalents and restricted cash	$35.7		$47.2		$40.4		$54.4		$63.7
Debt	$39.7		$56.8		$51.5		$43.5		$1.8
DSO	169		129		105		105		98
Inventory	$39.9		$48.2		$43.9		$39.6		$41.1
Inventory Turns	3.2	x	4.2	x	5.6	x	5.6	x	5.1	x

Cash (including cash equivalents and restricted cash) at the end of the first quarter of 2021 amounted to $63.7 million compared with $54.4 million at the end of the fourth quarter of 2020. During the first quarter, we raised $60.2 million in net proceeds related to issuing 4.6 million shares in an equity follow-on offering. Following the offering, we paid down approximately $41.8 million of debt, with the remaining $1.8 million of term debt expected to be repaid in the second quarter of 2021. Inventory turns continued to be strong at 5.1x during the first quarter of 2021. Inventory was relatively flat at $41.1 million. Days sales outstanding (DSOs) of 98 days remain at improved levels compared with the year ago levels.

Second Quarter 2021 and Full Year 2021 Guidance

Since August 2020, DZS has secured a skilled and experienced executive management team and top-graded sales, product, R&D, services and operations personnel globally. Our appointed team has completed its thorough diligence spanning every aspect of the company and implemented a bold vision and new playbook. The result of our diligence and playbook implementation has delivered a number of accomplishments, including record revenue, bookings and backlog, new design wins, approximately 50 new customers, two acquisitions that brought marque customer logos such as AT&T, TELUS, and LUMEN, a $64 million gross proceeds follow-on equity offering, and consolidating and streamlining high-cost manufacturing.

We begin Q2 2021 with a significantly strengthened balance sheet, the strongest sales pipeline in company history, record backlog of $106 million, 12 of the world’s top 25 Tier I wireless and wireline service providers, the completion of diligence and rationalization, and a path to higher margins. As a result, our visibility and confidence for fiscal and calendar year 2021 and beyond has improved. We anticipate an increase in mobile and fixed broadband investments by communications service providers due to the surge in network usage and internet traffic derived from telecommuting, remote learning, remote healthcare and an increase in e-gaming and streaming video. Additionally, we expect positive customer activity related to government sponsored broadband spending initiatives.

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Q1 2021 Shareholder Report

Specifically, for Q2, we anticipate favorable demand coinciding with rollout schedules from our service provider customers. We continue to invest in our business to accelerate growth, capture market share, and to secure the necessary semiconductor chips aligned with our robust sales pipeline. Business and market risks in 2021 include supply chain sourcing and component availability challenges due to abnormally extended lead times with our semiconductor and EMS suppliers, and the uncertainty surrounding the continuing COVID pandemic, which may delay our ability to meet shipment dates, potentially impacting revenue and margins.

With that backdrop, we are providing Q2 guidance as well as updated full year 2021 guidance, which reflects our outlook as of the date of this shareholder report:

	Q2 2021		Full Year 2021
	Low	High	Low	High
	($ in millions)
Net revenue	$76.0	$81.0	$320.0	$340.0
Adjusted Gross margin %(1)	32.5%	34.0%	34.0%	35.5%
Adjusted Operating expenses(1)	26.5	25.5	104.5	100.5
Adjusted EBITDA(1)	(3.0)	2.0	2.0	20.0

(1) Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

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Q1 2021 Shareholder Report

Summary

The forecasted sum value of equipment to be sold in the Fiber Mobile Transport and Fixed Broadband Access markets over the five years ending in 2024 has grown to $86 billion in aggregate, growing at an 7.6% compound annual rate (source: Omdia Macrocell Mobile Backhaul Equipment Tracker 2H20, December 2020; Omdia Fiber and Copper Access Equipment Forecast – 2018-2026, February 2021). With our recent acquisitions of Optelian and RIFT, we believe that the total market available to us now includes the fast-growing SDN Orchestration and Controller software market, as well as the Cable Broadband Access Remote PHY and MAC PHY Device markets.

As a result, our aggregate total addressable market has expanded to over $97 billion, growing at a 9.3% compound annual rate (additional sources: Omdia Cable Broadband Equipment Forecast – 2020-2026, February 2021; Omdia Carrier SDN Forecast – 2H 2020, November 2020). A larger addressable market combined with an increasing number of countries formally banning Chinese OEMs and dozens of other countries assessing security concerns, the rise in 5G O-RAN networks, and the $9.2 billion phase I RDOF as well as other potential government sponsored broadband initiatives are driving increasingly favorable market conditions for DZS over the near- to long-term. In addition, competitive intensity in the mobile and fixed broadband access market globally is trending favorably.

We have performed extraordinarily well in leveraging our strong customer relationships and a robust ecosystem of supply chain partners to maintain or exceed our delivery commitments with limited disruptions during this challenging time of stressed global supply chains. However, we remain cautious about supply chain headwinds that may continue to challenge the industry for the next several quarters.

The Covid-induced broadband pivot from a useful utility to an irreplaceable lifeline connection for work, play and medical care has enhanced the DZS growth profile. As one of a limited few full scale end-to-end broadband access suppliers not based in China, DZS sits in a prime position to capitalize on this essential evolution of broadband services across mobile and fixed broadband networks. The key investments made in Q1, particularly as it relates to transitioning from a traditional hardware-centric organization to a software-driven business model, establishes a very strategic foundation for further DZS transformation.

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Q1 2021 Shareholder Report

Our move into software and cloud enablement take advantage of strategic shifts happening across both the wireline and wireless worlds today. Network Functions Virtualization (NFV) becomes ever more important with the migration to 10 Gig wireline broadband and 5G wireless, where 5G slicing and software simplifies the deployment of any slice, service or application on any cloud.

In closing, we want to thank the “all-in” committed and hard-working employees of DZS, our customers who place their trust in us every day, and to our shareholders for their continued confidence and commitment to support DZS. The leadership team is fully committed to delivering the best financial performance possible, balancing short term and long-term strategic decisions with the goal of creating and sustainably growing shareholder value.

We look forward to you joining us at one of our upcoming calendar events:

•	The inaugural virtual Horizons21 Investor & Analyst Day (May 13, 9am CT - 12 pm CT). Please visit here to register.

•	Our virtual Shareholder meeting (May 27, 10:30 am CT). A live webcast will be available to shareholders at www.virtualshareholdermeeting.com/DZSI2021 (please refer to instructions provided in proxy materials sent to shareholders). Entry to the meeting will begin at 10:15 am CT.

Sincerely,

Charlie Vogt	Tom Cancro
President & CEO	Chief Financial Officer

Conference Call	Investor Inquiries

DZS will host a conference call to discuss its	Ted Moreau
first quarter financial results on	Vice President, Investor
Monday, May 3, 2021 at 4:15 p.m. (ET).	Relations

Conference call details:	ir@dzsi.com
Date: Monday, May 3, 2021
Time: 4:15 p.m. Eastern time zone
U.S. dial-in number: 877-742-9182
International number: +1-602-563-8857
Conference ID: 8446718
Webcast link: https://edge.media-server.com/mmc/p/286yet2g

26

Q1 2021 Shareholder Report

About DZS

DZS Inc. (NSDQ: DZSI) is a global leader of intelligent, packet-based mobile transport and broadband access converged edge solutions with more than 20 million products inservice with customers and alliance partners spanning more than 100 countries.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non- GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and

27

Q1 2021 Shareholder Report

prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies.

DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.

DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

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Q1 2021 Shareholder Report

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Non-GAAP net income (loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Non-GAAP net income (loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.

DZS defines EBITDA as net income (loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation expenses, and (ii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, goodwill impairment, impairment of long-lived assets, loss on debt extinguishment, restructuring and other charges, headquarters relocation, executive transition, and bed debt expense, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Guidance”.

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Q1 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
($ in thousands, except per share data)

	For the Quarters Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net revenue	$81,031	$88,681	$47,480
Cost of revenue	52,936	59,757	31,485
Gross profit	28,095	28,924	15,995
Operating expenses:
Research and product development	11,119	10,719	9,710
Selling, general and administrative	31,824	20,071	13,507
Restructuring and other charges	6,252	-	-
Impairment of long lived assets	1,735	-	-
Intangibles impairment charge	-	6,472	-
Amortization of intangible assets	262	302	372
Total operating expenses	51,192	37,564	23,589
Operating income (loss)	(23,097)	(8,640)	(7,594)
Interest income	42	(21)	70
Interest expense	(249)	(532)	(643)
Loss on debt extinguishment	-	-	(1,369)
Other income (expense), net	972	(3,798)	760
Income (loss) before income taxes	(22,332)	(12,991)	(8,776)
Income tax (benefit) provision	893	1,049	(5)
Net income (loss)	$(23,225)	$(14,040)	$(8,771)

Earnings (loss) per share
Basic	$(0.92)	$(0.65)	$(0.41)
Diluted	$(0.92)	$(0.65)	$(0.41)
Weighted average shares outstanding:
Basic	25,252	21,753	21,474
Diluted	25,252	21,753	21,474

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(23,225)	$(14,040)	$(8,771)
Interest expense, net	207	553	573
Income tax (benefit) provision	893	1,049	(5)
Depreciation and amortization	1,265	1,208	1,256
EBITDA	$(20,860)	$(11,230)	$(6,947)
Stock-based compensation	1,352	1,303	782
Acquisition costs	643	-	-
Loss on debt extinguishment	-	-	1,369
Headquarters relocation	1,920	26	-
Executive transition	71	664	-
Intangibles impairment	-	6,472	.
Bad debt expense	14,206	3,119	-
Restructuring and other charges	6,252	-	-
Adjusted EBITDA	$3,584	$354	$(4,796)

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Q1 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
Assets	2021	2020
Current assets
Cash, cash equivalents and restricted cash	$63,666	$54,419
Accounts receivable, net	82,028	97,253
Other receivables	10,159	9,165
Inventories	41,116	39,572
Contract assets	6,233	6,182
Prepaid expenses and other current assets	7,603	5,332
Total current assets	210,805	211,923
Property, plant and equipment, net	7,880	7,146
Right-of-use assets from operating leases	14,535	18,483
Goodwill	5,675	3,977
Intangible assets, net	6,759	3,377
Deferred tax assets	1,633	1,405
Other assets	5,589	5,919
Total assets	$252,876	$252,230
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$50,955	$49,250
Short-term debt	1,764	13,787
Contract liabilities	3,997	4,400
Operating lease liabilities	4,435	4,494
Accrued and other liabilities	18,941	16,707
Total current liabilities	80,092	88,638
Long-term debt	-	29,754
Contract liabilities	2,495	2,471
Operating lease liabilities	16,154	15,959
Pension liabilities	18,936	20,052
Other long-term liabilities	3,697	1,777
Total liabilities	121,374	158,651
Stockholders’ equity
Common stock	27	22
Additional paid-in capital	211,438	147,997
Accumulated other comprehensive loss	(4,422)	(2,124)
Accumulated deficit	(75,541)	(52,316)
Total stockholders’ equity	131,502	93,579
Total liabilities and stockholders’ equity	$252,876	$252,230

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Q1 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Results
($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

	Three Months Ended March 31, 2021
	Cost of Revenue	Gross Profit	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$52,936	$28,095	$51,192	$(23,097)	$(23,225)	$(0.92)
Adjustments to GAAP amounts:
Depreciation and amortization	(209)	209	(1,056)	1,265	1,265	0.05
Stock-based compensation	(42)	42	(1,310)	1,352	1,352	0.05
Loss on debt extinguishment	-	-	-	-	-	-
Headquarters relocation	-	-	(1,920)	1,920	1,920	0.08
Executive transition	-	-	(71)	71	71	-
Restructuring and other charges	-	-	(6,252)	6,252	6,252	0.25
Acquisition costs	-	-	(643)	643	643	0.03
Bad debt expense	-	-	(14,206)	14,206	14,206	0.56
Adjusted (Non-GAAP) amount	$52,685	$28,346	$25,734	$2,612	$2,484	$0.10

	Three Months Ended December 31, 2020
	Cost of Revenue	Gross Profit	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$59,757	$28,924	$37,564	$(8,640)	$(14,040)	$(0.65)
Adjustments to GAAP amounts:
Depreciation and amortization	(401)	401	(807)	1,208	1,208	0.06
Stock-based compensation	(46)	46	(1,257)	1,303	1,303	0.06
Intangibles impairment	-	-	(6,472)	6,472	6,472	0.30
Bad debt expense	-	-	(3,119)	3,119	3,119	0.14
Headquarters relocation	-	-	(26)	26	26	-
Executive transition	-	-	(664)	664	664	0.03
Adjusted (Non-GAAP) amount	$59,310	$29,371	$25,219	$4,152	$(1,248)	$(0.06)

	Three Months Ended March 31, 2020
	Cost of Revenue	Gross Profit	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$31,485	$15,995	$23,589	$(7,594)	$(8,771)	$(0.41)
Adjustments to GAAP amounts:
Depreciation and amortization	(472)	472	(784)	1,256	1,256	0.06
Stock-based compensation	(9)	9	(773)	782	782	0.04
Loss on debt extinguishment	-	-	-	-	1,369	0.06
Adjusted (Non-GAAP) amount	$31,004	$16,476	$22,032	$(5,556)	$(5,364)	$(0.25)

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Q1 2021 Shareholder Report

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Guidance
($ in millions, except percentages)

The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Q2 2021		Full Year 2021
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5.4)	$(0.9)	$(44.7)	$(28.5)
Interest expense, net	-	-	0.2	0.2
Income tax expense	0.3	0.8	3.8	5.2
Depreciation and amortization	0.8	0.8	4.2	4.2
EBITDA	(4.3)	0.7	(36.5)	(18.9)
Stock-based compensation	1.1	1.1	4.5	4.5
Executive transition	0.2	0.2	0.6	0.6
Acquisition costs	-	-	0.6	0.6
Headquarters relocation	-	-	1.9	1.9
Transformational initiatives	-	-	30.9	31.3
Adjusted EBITDA	$(3.0)	$2.0	$2.0	$20.0

Reconciliation of Gross Margin to Adjusted Gross Margin:
GAAP Gross Margin	32.0%	33.5%	33.2%	34.7%
COGS Depreciation and amortization	0.5%	0.5%	0.8%	0.8%
Adjusted Gross Margin	32.5%	34.0%	34.0%	35.5%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating Expenses	$28.5	$27.5	$145.8	$141.8
Depreciation and amortization	0.7	0.7	3.4	3.4
Stock-based compensation	1.0	1.0	4.3	4.3
Acquisition costs	-	-	0.6	0.6
Executive transition	0.3	0.3	0.6	0.6
Headquarters relocation	-	-	1.9	1.9
Transformational initiatives	-	-	30.5	30.5
Adjusted Operating Expenses	$26.5	$25.5	$104.5	$100.5

33

Enabling the Hyper-Connected World

Thank You